Exhibit 99.1

ARKO Corp. Reports Second Quarter 2026 Results

~ Subsidiary Signs Agreement to Acquire a Vertically Integrated Fuel Supply and Distribution Platform ~

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company"), one of the largest operators of convenience stores and wholesalers of fuel in the United States, today announced financial results for the second quarter ended June 30, 2026, and reaffirms full-year financial 2026 guidance.

Second Quarter and First Half 2026 Key Highlights (vs. Year-Ago Period) 1,2

•
Net income for the quarter was $9.4 million compared to $20.1 million in the prior year period, and net income for the six months ended June 30, 2026, was $3.8 million compared to $7.4 million in the prior year period. Prior year periods net income included a non-cash gain of $20.8 million related to a sale-leaseback transaction.
•
Adjusted EBITDA for the quarter was $72.0 million, compared to $76.9 million in the prior year period, as higher retail same store operating expenses, mostly a $3.3 million increase in credit card fees driven by higher fuel prices, more than offset incremental benefits resulting from the Company's dealerization program. Adjusted EBITDA for the six months ended June 30, 2026 was $122.9 million, compared to $107.8 million in the prior year period, an increase of 14.0% year-over-year.
•
Merchandise margin for the quarter increased 110 basis points to 34.7% compared to 33.6%, reflecting disciplined pricing, favorable product mix and vendor-supported promotions.
•
Retail same store fuel margin for the quarter increased to 48.7 cents per gallon compared to 45.7 cents per gallon, while same store fuel contribution increased approximately 0.5%.

ARKO Petroleum Corp.'s Strategic Acquisition Announcement

•
Subsequent to quarter end, the Company’s subsidiary ARKO Petroleum Corp. (Nasdaq: APC), announced an agreement to acquire the business of U.S. Petroleum Partners, LLC, ("USPP"), a vertically integrated fuel supply and distribution platform serving customers throughout the Great Lakes region. The strategic transaction would meaningfully expand APC’s platform and accelerate APC's growth strategy outlined at the time of its initial public offering.
•
The acquisition is expected to increase APC’s annual fuel volumes by approximately 280 million gallons, or approximately 14% on a trailing twelve-months basis, by adding more than 400 dealer locations and meaningfully enhance the Company's commercial and operational scale.
•
The acquisition is expected to be accretive and add approximately $30 million of annualized Adjusted EBITDA and enhance Discretionary Cash Flow, further enhancing APC’s earnings diversification and cash generation capability.
•
The acquisition is expected to strengthen supplier relationships, enhance vertical integration and expand fee based earnings streams through the addition of two fuel terminals and expanded transportation capabilities. These assets are expected to create additional opportunities for future earnings growth through increased throughput, operational synergies and future acquisition opportunities.
•
The consideration at closing will consist of $205 million in cash plus the cost of inventory. Additionally, at closing APC will issue $30 million in APC Class A common stock that will be held in escrow and released to the seller subject to the acquired business achieving certain EBITDA-based financial targets of the acquired business in the first four full quarters after closing.

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon exclude the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Additional details regarding the transaction, including the strategic and financial highlights, can be found in a separate press release issued by ARKO Petroleum Corp. yesterday, along with an investor presentation, both available on the Investor Relations section of APC's website at www.arkopetroleum.com.

Other Key Highlights

•
The Company continued execution of its transformation strategy, including converting 21 retail stores to dealer locations during the quarter, bringing total conversions to 471 since the dealerization program began in 2024.
•
The Company advanced customer-value and loyalty initiatives, including Fueling America’s Future, which has delivered more than $4.0 million in customer fuel savings through stackable discounts, weekly member savings and targeted promotions.
•
The Company continues to invest in its retail stores, including remodels, fas craves food and beverage offerings, retail new-to-industry ("NTI") stores, technology and automated ordering. During the quarter, the Company opened one NTI retail store, completed two remodels and had 12 projects in construction or active development, and continues to plan for a total of approximately 25 remodels, all which feature the fas craves food and beverage elements.
•
The Company is targeting 20 additional new fleet fueling locations in 2026, with one opened in March, two opened in July and 17 in progress, reflecting the attractive, durable cash flow profile of its fleet fueling business.
•
Repurchased approximately $37.9 million principal amount of the Company's outstanding 5.125% senior notes during the quarter, at a discount, further strengthening the Company's balance sheet and financial flexibility.
•
The Board of Directors declared a quarterly dividend of $0.03 per share of common stock to be paid on August 31, 2026, to stockholders of record as of August 20, 2026.

“We delivered a strong first half of 2026, generating $123 million of Adjusted EBITDA, compared to $108 million last year, up 14.0%, despite weather disruption early in the year and a more challenging consumer environment as the second quarter progressed," said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. "Consumer demand softened during the second quarter as sustained higher fuel prices continued to pressure household budgets. Even so, our teams remained focused on the areas within our control, maintaining disciplined fuel and merchandise margins while continuing to deliver value for our customers. Importantly, our Wholesale and Fleet Fueling segments continued to perform well, which we believe demonstrates the strength of ARKO's diversified platform and the value of APC as a focused growth and acquisition vehicle. We expect that the recently announced acquisition of the business of US Petroleum Partners will be an important next step in APC’s growth strategy, aimed at increasing scale while creating additional opportunities to enhance supplier economics, throughput and cash generation.”

Mr. Kotler continued: “We continue to make progress across dealerization, remodels, loyalty and other transformation initiatives as we convert our network into a more focused, resilient and higher cash flow business. Our solid first-half performance, together with our diversified business model and continued execution across the organization, positions us well to achieve our reaffirmed full year 2026 Adjusted EBITDA outlook and create long-term value for our shareholders.”

Second Quarter 2026 Segment Highlights

Retail

For the Three Months Ended June 30,		For the Six Months Ended June 30,
2026	2025	2026	2025
(in thousands)

Fuel gallons sold	204,756	240,302	399,493	465,365
Same store fuel gallons sold decrease (%) [1]	(5.7%)	(6.5%)	(4.5%)	(6.4%)
Fuel contribution [2]	$99,469	$107,872	$192,735	$193,145
Fuel margin, cents per gallon [3]	48.6	44.9	48.2	41.5
Same store fuel contribution [1,2]	$97,800	$97,349	$189,103	$173,373
Same store merchandise sales decrease (%) [1]	(1.7%)	(4.2%)	(1.2%)	(5.5%)
Same store merchandise sales excluding cigarettes increase (decrease) (%) [1]	(0.9%)	(3.0%)	(0.3%)	(4.1%)
Merchandise revenue	$347,428	$400,126	$652,838	$754,611
Merchandise contribution [4]	$120,506	$134,485	$224,016	$252,055
Merchandise margin [5]	34.7%	33.6%	34.3%	33.4%
Same store merchandise contribution [1,4]	$118,744	$119,389	$219,972	$221,171
Same store site operating expenses [1]	$156,480	$148,216	$307,364	$294,334

[1] Same store is a common metric used in the convenience store industry. The Company considers a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[3] Calculated as fuel contribution divided by fuel gallons sold.
[4] Calculated as merchandise revenue less merchandise costs.
[5] Calculated as merchandise contribution divided by merchandise revenue.

For the second quarter of 2026, merchandise contribution decreased by $14.0 million, or 10.4%, compared to the second quarter of 2025, while merchandise margin increased by 110 basis points to 34.7% for the second quarter of 2026 compared to 33.6% for the second quarter of 2025. The decrease in merchandise contribution was primarily due to a $14.0 million decrease related to retail stores that were closed or converted to dealer locations. Same store merchandise contribution decreased by $0.6 million in the second quarter of 2026 compared to the second quarter of 2025, reflecting the challenging macroeconomic environment and soft consumer environment.

For the second quarter of 2026, fuel contribution decreased by $8.4 million, or 7.8%, compared to the second quarter of 2025, primarily due to a $9.3 million decrease in fuel contribution related to retail stores that were closed or converted to dealer locations, which was partially offset by a same store fuel contribution increase of $0.5 million. Same store fuel margin per gallon for the second quarter of 2026 increased 3.0 cents per gallon to 48.7 cents per gallon compared to 45.7 for the second quarter of 2025, primarily as a result of significant volatility in the fuel market due to the geopolitical environment.

For the second quarter of 2026, site operating expenses decreased by $16.6 million, or 9.4%, compared to the second quarter of 2025 primarily due to $25.8 million of reduced expenses related to retail stores that were closed or converted to dealer locations, partially offset by an increase in same store operating expenses of $8.3 million, or 5.6%, primarily due to higher credit card fees associated with elevated fuel prices, insurance, personnel costs and rent.

Wholesale

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold – fuel supply locations	203,578	213,529	401,978	404,606
Fuel gallons sold – consignment agent locations	37,183	38,929	72,723	75,444
Fuel contribution [1] – fuel supply locations	$15,511	$13,484	$28,173	$24,937
Fuel contribution [1] – consignment agent locations	$10,810	$11,905	$21,039	$20,499
Fuel margin, cents per gallon [2] – fuel supply locations	7.6	6.3	7.0	6.2
Fuel margin, cents per gallon [2] – consignment agent locations	29.1	30.6	28.9	27.2

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Note: Comparable wholesale sites exclude retail stores converted to dealer locations until the first quarter in which these dealer locations had a full quarter of wholesale activity in the prior year. Refer to Use of Non-GAAP Measures below.

For the second quarter of 2026, wholesale operating income increased by $1.6 million compared to the second quarter of 2025 as a result of additional operating income from retail sites converted to dealer locations, which was partially offset by reduced operating income at comparable wholesale sites.

For the second quarter of 2026, fuel contribution increased by $0.9 million compared to the second quarter of 2025. Fuel contribution for the second quarter of 2026 at fuel supply locations increased by $2.0 million due to incremental contribution from retail sites converted to dealer locations. Fuel margin per gallon at fuel supply locations increased 1.3 cents per gallon compared to the second quarter of 2025, primarily as a result of increased prompt pay discounts related to higher fuel costs.

Fuel contribution for the second quarter of 2026 at consignment agent locations decreased $1.1 million due to reduced fuel contribution at comparable wholesale sites, which was partially offset by $0.5 million of incremental contribution from retail sites converted to dealer locations. Fuel margin per gallon at consignment agent locations decreased 1.5 cents per gallon compared to the second quarter of 2025, as market prices declined more quickly than the Company's weighted average inventory cost.

For the second quarter of 2026, other revenues, net increased by $4.5 million, and site operating expenses increased by $4.2 million, in each case compared to the second quarter of 2025, resulting primarily from retail stores converted to dealer locations.

Fleet Fueling

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	32,703	32,997	63,220	64,915
Fuel gallons sold – third-party cardlock locations	3,713	3,293	7,159	6,468
Fuel contribution [1] – proprietary cardlock locations	$16,755	$17,070	$32,697	$31,776
Fuel contribution [1] – third-party cardlock locations	$330	$698	$1,133	$1,294
Fuel margin, cents per gallon [2] – proprietary cardlock locations	51.2	51.7	51.7	49.0
Fuel margin, cents per gallon [2] – third-party cardlock locations	9.0	21.2	15.9	20.0

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

For the second quarter of 2026, fuel contribution decreased by $0.7 million compared to the second quarter of 2025. At proprietary cardlocks, fuel contribution decreased by $0.3 million, and fuel margin per gallon also decreased for the second quarter of 2026 compared to the second quarter of 2025. At third-party cardlock locations, fuel contribution decreased $0.4 million, and fuel margin per gallon decreased for the second quarter of 2026 compared to the second quarter of 2025. These decreases were primarily due to higher than average fuel margins in the prior year, as well as margin compression during the second quarter of 2026, as indexed prices declined more quickly than the weighted average inventory cost.

Liquidity and Capital Expenditures

As of June 30, 2026, the Company’s total liquidity was approximately $1.0 billion, consisting of approximately $246 million of cash and cash equivalents and approximately $786 million of availability under the Company's lines of credit. Outstanding debt was approximately $675 million, which after deducting cash and cash equivalents resulted in net debt of approximately $429 million. During the second quarter of 2026, the Company repurchased approximately $37.9 million principal amount of its outstanding senior notes as part of its disciplined capital allocation strategy. Capital expenditures were $33.3 million for the second quarter of 2026, including investments in NTI retail stores and fleet fueling locations, remodeling of new format stores, EV chargers, upgrades to fuel dispensers and other investments in stores.

Subsequent to quarter end, the Company increased one of its PNC lines of credit by $74 million, to an aggregate of $214 million under the two PNC lines of credit, providing additional flexibility to continue executing its strategy.

Quarterly Dividend

The Company’s ability to return cash to its stockholders through its cash dividend program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on August 31, 2026 to stockholders of record as of August 20, 2026.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Retail Segment	2026	2025	2026	2025
Number of sites at beginning of period	1,079	1,329	1,118	1,389
Newly opened or reopened sites	1	—	3	2
Company-controlled sites converted to
dealer locations	(21)	(70)	(62)	(129)
Sites closed, divested or converted to rentals	(2)	(5)	(2)	(8)
Number of sites at end of period	1,057	1,254	1,057	1,254

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Wholesale Segment [1]	2026	2025	2026	2025
Number of sites at beginning of period	2,126	1,961	2,099	1,922
Newly opened or reopened sites [2]	13	4	24	10
Company-controlled sites converted to
dealer locations	21	70	62	129
Closed or divested sites	(31)	(21)	(56)	(47)
Number of sites at end of period	2,129	2,014	2,129	2,014

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Fleet Fueling Segment	2026	2025	2026	2025
Number of sites at beginning of period	292	280	295	280
Newly opened or reopened sites	—	8	1	9
Closed or divested sites	(2)	(1)	(6)	(2)
Number of sites at end of period	290	287	290	287

Full Year 2026 Guidance

Based on its first-half performance and current expectation for the remainder of the year, the Company is reaffirming its full year 2026 Adjusted EBITDA, which the Company currently expects to range between $245 million and $265 million, while increasing its outlook for the range of average annual retail fuel margin between 45.5 cents per gallon to 47.5 cents per gallon, with higher margins expected to offset lower retail fuel volumes.

The Company is not providing guidance on net income at this time due to the unavailability of certain required inputs that are not available without unreasonable efforts, including depreciation and amortization related to its capital allocation as part of its focus on strategic and organic growth.

Conference Call and Webcast Details

The Company will host a conference call today, August 7, 2026, to discuss these results at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 1000 company that is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our retail segment operates retail convenience stores under more than 25 regional store brands in the District of Columbia and more than 30 states across the Mid-Atlantic, Midwestern, Northeastern, Southeastern and Southwestern U.S. Our highly recognizable Family of Community Brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our wholesale segment supplies fuel to independent dealers and consignment agents; our fleet fueling segment includes the operation of proprietary and third-party cardlock locations (unstaffed fueling locations), and commissions from the sales of fuel using proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and our GPMP segment primarily engages in inter-segment transactions related to the wholesale distribution of fuel to substantially all of our sites that sell fuel in the retail, wholesale and fleet fueling segments. In February 2026, we completed the initial public offering of our subsidiary ARKO Petroleum Corp. (Nasdaq: APC), which is the primary operating entity for the wholesale, fleet fueling, and GPMP segments. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com. To learn more about APC, visit: www.arkopetroleum.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to successfully integrate business that it may acquire, including the business of USPP; the Company’s ability to achieve the benefits that it expects to realize as a result of its acquisitions, including the business of USPP; the potential negative impact on the Company’s financial condition and results of operations if it fails to achieve the benefits that it expects to realize as a result of its business acquisitions, including the business of USPP; liabilities of the businesses that the Company acquires that are not known to the Company; the Company’s ability to maintain the listing of its common stock on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which the Company competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of the Company's transformation plan, including the dealerization of retail stores; the impact of APC operating as a public company; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company discloses certain measures on a “comparable wholesale sites” basis, which is a non-GAAP measure. Information disclosed on a “comparable wholesale sites” basis excludes wholesale sites added through retail stores converted to dealer locations until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance.

The Company defines EBITDA as net income including net income attributable to non-controlling interests before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition and divestiture costs, share-based compensation expense, other non-cash items, certain litigation expenses, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA should not be considered as alternatives to any financial measure presented in accordance with GAAP, including net income. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation, or as substitutes for the analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, comparable wholesale sites, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Reconciliations of forward-looking non-GAAP measures related to the business of USPP following its acquisition included in this press release to the corresponding GAAP financial measures are not included due to variability and difficulty in making accurate forecasts and projections, particularly in light of potential changes in USPP’s business following its acquisition, as well as, because certain information is not currently ascertainable or accessible, and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information, nor can the Company accurately predict all the components of the applicable non-GAAP financial measures and reconciling adjustments thereto; accordingly, the corresponding GAAP measures may be materially different than the non-GAAP measures. Such forward-looking information is also subject to uncertainty and various risks, including those set forth in the risk factors discussed above, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Company and Investor Contact

Priya Trivedi

ARKO Corp.

investors@gpminvestments.com

	Condensed Consolidated Statements of Operations
	(Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands, except per share amounts)
Revenues:
Fuel revenue	$1,965,918	$1,568,974	$3,400,576	$3,016,458
Merchandise revenue	347,428	400,126	652,838	754,611
Other revenues, net	33,197	29,851	64,995	57,355
Total revenues	2,346,543	1,998,951	4,118,409	3,828,424
Operating expenses:
Fuel costs	1,822,011	1,417,078	3,122,781	2,742,702
Merchandise costs	226,922	265,641	428,822	502,556
Site operating expenses	188,441	202,453	371,188	402,434
General and administrative expenses	43,721	40,742	83,719	82,355
Depreciation and amortization	32,170	33,602	64,541	68,489
Total operating expenses	2,313,265	1,959,516	4,071,051	3,798,536
Other expenses (income), net	2,898	(17,255)	6,941	(15,038)
Operating income	30,380	56,690	40,417	44,926
Interest and other financial income	5,767	3,703	8,334	13,057
Interest and other financial expenses	(19,778)	(23,221)	(40,490)	(46,426)
Income before income taxes	16,369	37,172	8,261	11,557
Income tax expense	(6,939)	(17,100)	(4,443)	(4,178)
Income from equity investment	2	26	21	47
Net income	9,432	20,098	3,839	7,426
Less: Net income attributable to non-controlling interests	3,317	—	4,365	—
Net income (loss) attributable to ARKO Corp.	$6,115	$20,098	$(526)	$7,426
Series A redeemable preferred stock dividends	(1,433)	(1,433)	(2,851)	(2,851)
Net income (loss) attributable to common stockholders	$4,682	$18,665	$(3,377)	$4,575
Net income (loss) per share attributable to common stockholders – basic	$0.04	$0.16	$(0.03)	$0.04
Net income (loss) per share attributable to common stockholders – diluted	$0.04	$0.16	$(0.03)	$0.04
Weighted average shares outstanding:
Basic	112,186	114,012	111,760	114,945
Diluted	115,882	115,411	111,760	115,645

	Condensed Consolidated Balance Sheets
	(Unaudited)
	June 30, 2026	December 31, 2025
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$245,556	$305,004
Restricted cash	15,012	18,710
Short-term investments	8,166	6,465
Trade receivables, net	151,070	87,331
Inventory	208,475	190,707
Other current assets	116,237	109,520
Total current assets	744,516	717,737
Non-current assets:
Property and equipment, net	759,328	739,570
Right-of-use assets under operating leases	1,336,883	1,340,450
Right-of-use assets under financing leases, net	132,959	144,601
Goodwill	299,973	299,973
Intangible assets, net	148,897	160,136
Equity investment	132	3,117
Deferred tax asset	63,549	62,625
Other non-current assets	70,738	66,603
Total assets	$3,556,975	$3,534,812
Liabilities
Current liabilities:
Long-term debt, current portion	$16,014	$36,676
Accounts payable	198,850	156,616
Other current liabilities	162,346	148,340
Operating leases, current portion	80,504	78,162
Financing leases, current portion	6,445	13,239
Total current liabilities	464,159	433,033
Non-current liabilities:
Long-term debt, net	658,498	875,469
Asset retirement obligation	89,815	89,304
Operating leases	1,376,279	1,374,101
Financing leases	196,462	199,691
Other non-current liabilities	200,970	195,975
Total liabilities	2,986,183	3,167,573

Series A redeemable preferred stock	100,000	100,000

Stockholders' equity:
Common stock	11	11
Treasury stock	(138,586)	(134,293)
Additional paid-in capital	441,107	291,853
Accumulated other comprehensive income	9,119	9,119
Retained earnings	90,441	100,549
Total stockholders' equity	402,092	267,239
Non-controlling interests	68,700	—
Total equity	470,792	267,239
Total liabilities, redeemable preferred stock and equity	$3,556,975	$3,534,812

	Condensed Consolidated Statements of Cash Flows
	(Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Cash flows from operating activities:
Net income	$9,432	$20,098	$3,839	$7,426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,170	33,602	64,541	68,489
Deferred income taxes	4,552	14,945	(924)	(441)
Loss on disposal of assets and impairment charges	1,918	2,551	3,991	4,079
Gain from sale-leaseback	—	(20,777)	—	(20,777)
Foreign currency gain	(144)	(77)	(150)	(61)
Amortization of deferred financing costs and debt discount	1,015	694	1,924	1,358
Gain from repurchase of Senior Notes	(2,541)	—	(2,541)	—
Amortization of deferred income	(3,218)	(3,775)	(9,044)	(8,765)
Accretion of asset retirement obligation	576	626	1,171	1,234
Non-cash rent	2,317	3,103	4,697	6,410
Charges to allowance for credit losses	339	325	621	542
Income from equity investment	(2)	(26)	(21)	(47)
Share-based compensation	6,101	3,658	10,082	6,994
Fair value adjustment of financial assets and liabilities	1,100	(552)	1,382	(7,611)
Other operating activities, net	—	(232)	—	(212)
Changes in assets and liabilities:
Decrease (increase) in trade receivables	8,927	(2,624)	(64,360)	(17,055)
(Increase) decrease in inventory	(2,140)	13,460	(17,768)	24,035
Increase in other assets	(10,304)	(8,921)	(8,126)	(3,596)
(Decrease) increase in accounts payable	(3,200)	(6,771)	41,201	(77)
(Decrease) increase in other current liabilities	(8,731)	(1,214)	16,360	16,156
Decrease in asset retirement obligation	(111)	(26)	(357)	(343)
Increase in non-current liabilities	4,154	7,118	14,362	20,849
Net cash provided by operating activities	42,210	55,185	60,880	98,587
Cash flows from investing activities:
Purchase of property and equipment	(33,305)	(45,347)	(63,584)	(72,739)
Proceeds from sale of property and equipment	1,765	1,803	2,690	2,276
Dividend received from equity investment	3,231	—	3,231	—
Loans to equity investment, net	—	16	—	31
Net cash used in investing activities	(28,309)	(43,528)	(57,663)	(70,432)
Cash flows from financing activities:
Receipt of long-term debt, net	8,052	37,302	8,741	37,302
Repayment of long-term debt	(4,906)	(6,555)	(219,357)	(12,245)
Repurchase of long-term debt	(35,099)	—	(35,099)	—
Principal payments on financing leases	(1,647)	(1,431)	(10,028)	(2,811)
Issuance of shares in APC IPO, net of underwriting discounts and commissions	—	—	210,426	—
Payment of APC IPO costs	(546)	—	(3,651)	—
Common stock repurchased	(212)	(9,209)	(4,503)	(16,591)
Dividends paid to non-controlling interests	(3,268)	—	(3,268)	—

Dividends paid on common stock	(3,365)	(3,415)	(6,731)	(6,910)
Dividends paid on redeemable preferred stock	(1,433)	(1,433)	(2,851)	(2,851)
Net cash used in financing activities	(42,424)	15,259	(66,321)	(4,106)
Net (decrease) increase in cash and cash equivalents and restricted cash	(28,523)	26,916	(63,104)	24,049
Effect of exchange rate on cash and cash equivalents and restricted cash	(53)	34	(42)	30
Cash and cash equivalents and restricted cash, beginning of period	289,144	289,537	323,714	292,408
Cash and cash equivalents and restricted cash, end of period	$260,568	$316,487	$260,568	$316,487

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net income, including net income attributable to non-controlling interests	$9,432	$20,098	$3,839	$7,426
Interest and other financing expenses, net	14,011	19,518	32,156	33,369
Income tax expense	6,939	17,100	4,443	4,178
Depreciation and amortization	32,170	33,602	64,541	68,489
EBITDA	62,552	90,318	104,979	113,462
Acquisition and divestiture costs (a)	1,558	1,132	3,556	2,282
APC IPO Costs (b)	—	—	363	—
Loss (gain) on disposal of assets and impairment charges (c)	1,918	(18,226)	3,991	(16,698)
Share-based compensation expense (d)	6,101	3,658	10,082	6,994
Income from equity investment (e)	(2)	(26)	(21)	(47)
Adjustment to contingent consideration (f)	54	(209)	54	(275)
Expenses related to wage and hour claim settlement (g)	—	—	—	2,023
Other (h)	(190)	291	(86)	52
Adjusted EBITDA	$71,991	$76,938	$122,918	$107,793

Additional information
Non-cash rent expense (i)	$2,317	$3,103	$4,697	$6,410

(a) Eliminates costs incurred that are directly attributable to business acquisitions and divestitures (including conversion of retail stores to dealer locations) and salaries of employees whose primary job function is to execute the Company's acquisition and divestiture strategy and facilitate integration of acquired operations.

(b) Eliminates one-time costs incurred related to the APC IPO, which closed on February 13, 2026.

(c) Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites. Also includes a $20.8 million gain recorded in the second quarter of 2025 related to the expiration of a real estate purchase option received in 2021 that was accounted for as a sale-leaseback.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate the Company's employees and members of the Board.
(e) Eliminates the Company's share of income attributable to its unconsolidated equity investment.
(f) Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the 2020 Empire acquisition.
(g) Eliminates non-recurring expenses accrued in net income related to a wage and hour collective action settlement.
(h) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(i) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$866,999	$748,103	$1,494,059	$1,438,789
Merchandise revenue	347,428	400,126	652,838	754,611
Other revenues, net	12,906	14,622	25,602	29,169
Total revenues	1,227,333	1,162,851	2,172,499	2,222,569
Operating expenses:
Fuel costs [1]	767,530	640,231	1,301,324	1,245,644
Merchandise costs	226,922	265,641	428,822	502,556
Site operating expenses	159,966	176,609	315,839	353,848
Total operating expenses	1,154,418	1,082,481	2,045,985	2,102,048
Operating income	$72,915	$80,370	$126,514	$120,521

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Wholesale Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$917,696	$696,103	$1,591,551	$1,326,163
Other revenues, net	16,984	12,501	33,514	22,853
Other revenues, net – inter-segment	405	—	929	—
Total revenues	935,085	708,604	1,625,994	1,349,016
Operating expenses:
Fuel costs [1]	891,375	670,714	1,542,339	1,280,727
Site operating expenses	18,827	14,648	35,760	26,417
Total operating expenses	910,202	685,362	1,578,099	1,307,144
Operating income	$24,883	$23,242	$47,895	$41,872

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$175,343	$118,121	$302,642	$236,527
Other revenues, net	2,905	2,245	5,146	4,363
Total revenues	178,248	120,366	307,788	240,890
Operating expenses:
Fuel costs [1]	158,258	100,353	268,812	203,457
Site operating expenses	6,703	6,934	13,734	13,362
Total operating expenses	164,961	107,287	282,546	216,819
Operating income	$13,287	$13,079	$25,242	$24,071

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.